    MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE
                         INVESTMENT COMPANY ACT OF 1940


We, as members of management of Schwab MarketManager International Portfolio, Schwab MarketManager Growth Portfolio, Schwab MarketManager Balanced Portfolio, Schwab MarketManager Small Cap Portfolio, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio and Schwab MarketTrack All Equity Portfolio (eight series constituting part of Schwab Capital Trust hereafter referred to as the "Funds") are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of March 30, 2001, April 30, 2001, and October 31, 2001 and for the period October 31, 2000 through October 31, 2001.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 30, 2001, April 30, 2001, and October 31, 2001 with respect to securities and similar investments reflected in the investment accounts of the Funds.


Schwab Capital Trust

/s/ J. H. Chafkin
-----------------
Jeremiah H. Chafkin

Executive Vice President and Chief Operating Officer

/s/Tai-Chin Tung
----------------
Tai-Chin Tung

Principal Financial Officer and Treasurer

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about Schwab MarketManager International Portfolio, Schwab MarketManager Growth Portfolio, Schwab MarketManager Balanced Portfolio, Schwab MarketManager Small Cap Portfolio, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio and Schwab MarketTrack All Equity Portfolio (eight portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of October 31, 2001. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of March 30, 2001 and April 30, 2001 (without prior notice to management) and October 31, 2001, and with respect to agreement of security purchases and sales, for the year ended October 31, 2001:

For Investments Held by Each Fund

- We agreed the Funds' mutual fund investments at March 30, 2001, April 30, 2001, and October 31, 2001 to the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such dates;

For Each MarketManager Fund

- Confirmation of CSC's omnibus accounts for mutual fund investments at March 30, 2001, April 30, 2001 and October 31, 2001 with either third party mutual fund transfer agents or The Depository Trust Company ("DTC"), as applicable;

- Review of management's reconciliations of the omnibus accounts with the confirmation results to omnibus account positions recorded on the books and records of CSC at March 30, 2001, April 30, 2001 and October 31, 2001, in all material respects;

- Review of management's reconciliations of the omnibus accounts confirmation results to the omnibus account positions recorded on the books and records of Boston Financial Data

TO THE BOARD OF TRUSTEES OF
SCHWAB CAPITAL TRUST


      Services ("BFDS"), CSC's sub-transfer agent, at March 30, 2001, April 30, 2001 and October 31, 2001, in all material respects;

For Each MarketTrack Fund

- Review of management's reconciliations of the omnibus account positions recorded by BFDS to mutual fund investments recorded on the books and records of the Funds at March 30, 2001, April 30, 2001 and October 31, 2001, in all material respects;

- Review of management's reconciliation of the omnibus account confirmation results to omnibus account positions recorded on the books and records of BFDS, at March 30, 2001, April 30, 2001 and October 31, 2001, in all material respects; and

Test of Purchase and Sales Transactions

- Agreement of six security purchases and six security sales during the year ended October 31, 2001 from the books and records of the Funds to third party mutual fund transfer agency or DTC confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 30, 2001, April 30, 2001 and October 31, 2001 with respect to mutual fund investments reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
------------------------------

December 12, 2001

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  March 30, 2001

2.    State Identification Number:

AL   --               AK   00 04153       AZ   20205           AR   93-M0261-12     CA   505-6972       CO   IC-93-06-160
CT   SI46900          DE   339            DC   60009385        FL   Exempt          GA   SC-19938       HI   --
ID   49355            IL   0148877        IN   93-0319 IC      IA   I-41482         KS   98S0001357     KY   M31787
LA   67429            ME   1-13981        MD   SM19981147      MA   --              MI   924329         MN   R-36652.1
MS   MF-98-08-129     MO   1993-00496     MT   39119           NE   35,612          NV   --             NH   --
NJ   Exempt           NM   325511         NY   --              NC   3181            ND   V578           OH   27150
OK   SE-2025436       OR   1995-665       PA   93-5-025MF      RI   --              SC   MF11533        SD   15702
TN   RM00-4298        TX   C-56104        UT   004-8656-45     VT   5/07/98-01      VA   1904           WA   C-58999
WV   MF-30438         WI   349089-03      WY   18237           PUERTO RICO               S-19466

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  March 30, 2001

2.    State Identification Number:

AL   --               AK   01 03239       AZ   13078           AR   93-M0261-04     CA   505-6972       CO   IC-93-06-160
CT   SI35335          DE   3151           DC   60009292        FL   Exempt          GA   SC-19938       HI   --
ID   45976            IL   0148877        IN   93-0319 IC      IA   I-34555         KS   96S68          KY   M31787
LA   67429            ME   2-2646         MD   SM19950820      MA   95-0424         MI   270299         MN   R-36642.1
MS   MF-95-07-080     MO   --             MT   33572           NE   29,681          NV   --             NH   --
NJ   Exempt           NM   317042         NY   S 27 32 28      NC   3181            ND   N131           OH   27150
OK   SE-2030434       OR   1995-665       PA   93-5-025MF      RI   --              SC   MF9260         SD   6518
TN   RM00-4298        TX   C-48130        UT   004-8656-45     VT   7/24/95-15      VA   1904           WA   60014083
WV   BC-30437         WI   303933-03      WY   18237           PUERTO RICO               S-16002

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  March 30, 2001

2.    State Identification Number:

AL   --               AK   02 00687       AZ   13076           AR   93-M0261-12     CA   505-6972       CO   IC-93-06-160
CT   SI35350          DE   3149           DC   60009290        FL   Exempt          GA   SC-19938       HI   --
ID   45975            IL   0148877        IN   93-0319 IC      IA   I-34553         KS   96S67          KY   M31787
LA   67429            ME   2-2648         MD   SM19950826      MA   95-0438         MI   928265         MN   R-36652.1
MS   MF-95-07-106     MO   --             MT   33571           NE   046199          NV   --             NH   --
NJ   Exempt           NM   332860         NY   S 27 32 26      NC   3181            ND   N129           OH   27150
OK   SE-2030433       OR   1995-665       PA   93-5-025MF      RI   --              SC   MF9250         SD   6517
TN   RM00-4298        TX   C-48139        UT   004-8656-45     VT   7/24/95-14      VA   1904           WA   C-51629
WV   BC-30438         WI   303932-03      WY   18237           PUERTO RICO               S-16021

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  March 30, 2001

2.    State Identification Number:

AL   --               AK   0200688        AZ   13077           AR   93-M0261-05     CA   505-6972       CO   IC-93-06-160
CT   SI35334          DE   3150           DC   60009291        FL   Exempt          GA   SC-19938       HI   --
ID   45978            IL   0148877        IN   93-0319 IC      IA   I-34554         KS   96S69          KY   M31787
LA   67429            ME   2-2647         MD   SM19950827      MA   95-0423         MI   928267         MN   R-36652.1
MS   MF-95-07-083     MO   --             MT   33573           NE   29,680          NV   --             NH   --
NJ   Exempt           NM   317043         NY   --              NC   3181            ND   N130           OH   27150
OK   SE-2030435       OR   1995-665       PA   93-5-025MF      RI   --              SC   MF9261         SD   6516
TN   RM00-4398        TX   C-48129        UT   004-8656-45     VT   7/24/95-13      VA   1904           WA   C-51638
WV   BC-30436         WI   303935-03      WY   18237           PUERTO RICO               S-16019

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  April 30, 2001

2.    State Identification Number:

AL   --               AK   00 04153       AZ   20205           AR   93-M0261-12     CA   505-6972       CO   IC-93-06-160
CT   SI46900          DE   339            DC   60009385        FL   Exempt          GA   SC-19938       HI   --
ID   49355            IL   0148877        IN   93-0319 IC      IA   I-41482         KS   98S0001357     KY   M31787
LA   67429            ME   1-13981        MD   SM19981147      MA   --              MI   924329         MN   R-36652.1
MS   MF-98-08-129     MO   1993-00496     MT   39119           NE   35,612          NV   --             NH   --
NJ   Exempt           NM   325511         NY   --              NC   3181            ND   V578           OH   27150
OK   SE-2025436       OR   1995-665       PA   93-5-025MF      RI   --              SC   MF11533        SD   15702
TN   RM00-4298        TX   C-56104        UT   004-8656-45     VT   5/07/98-01      VA   1904           WA   C-58999
WV   MF-30438         WI   349089-03      WY   18237           PUERTO RICO               S-19466

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  April 30, 2001

2.    State Identification Number:

AL   --               AK   01 03239       AZ   13078           AR   93-M0261-04     CA   505-6972       CO   IC-93-06-160
CT   SI35335          DE   3151           DC   60009292        FL   Exempt          GA   SC-19938       HI   --
ID   45976            IL   0148877        IN   93-0319 IC      IA   I-34555         KS   96S68          KY   M31787
LA   67429            ME   2-2646         MD   SM19950820      MA   95-0424         MI   270299         MN   R-36642.1
MS   MF-95-07-080     MO   --             MT   33572           NE   29,681          NV   --             NH   --
NJ   Exempt           NM   317042         NY   S 27 32 28      NC   3181            ND   N131           OH   27150
OK   SE-2030434       OR   1995-665       PA   93-5-025MF      RI   --              SC   MF9260         SD   6518
TN   RM00-4298        TX   C-48130        UT   004-8656-45     VT   7/24/95-15      VA   1904           WA   60014083
WV   BC-30437         WI   303933-03      WY   18237           PUERTO RICO               S-16002

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  April 30, 2001

2.    State Identification Number:

AL   --               AK   02 00687       AZ   13076           AR   93-M0261-12     CA  505-6972        CO   IC-93-06-160
CT   SI35350          DE   3149           DC   60009290        FL   Exempt          GA  SC-19938        HI   --
ID   45975            IL   0148877        IN   93-0319 IC      IA   I-34553         KS  96S67           KY   M31787
LA   67429            ME   2-2648         MD   SM19950826      MA   95-0438         MI  928265          MN   R-36652.1
MS   MF-95-07-106     MO   --             MT   33571           NE   046199          NV  --              NH   --
NJ   Exempt           NM   332860         NY   S 27 32 26      NC   3181            ND  N129            OH   27150
OK   SE-2030433       OR   1995-665       PA   93-5-025MF      RI   --              SC  MF9250          SD   6517
TN   RM00-4298        TX   C-48139        UT   004-8656-45     VT   7/24/95-14      VA  1904            WA   C-51629
WV   BC-30438         WI   303932-03      WY   18237           PUERTO RICO              S-16021

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  April 30, 2001

2.    State Identification Number:

AL   --               AK   0200688        AZ   13077           AR   93-M0261-05     CA   505-6972       CO   IC-93-06-160
CT   SI35334          DE   3150           DC   60009291        FL   Exempt          GA   SC-19938       HI   --
ID   45978            IL   0148877        IN   93-0319 IC      IA   I-34554         KS   96S69          KY   M31787
LA   67429            ME   2-2647         MD   SM19950827      MA   95-0423         MI   928267         MN   R-36652.1
MS   MF-95-07-083     MO   --             MT   33573           NE   29,680          NV   --             NH   --
NJ   Exempt           NM   317043         NY   --              NC   3181            ND   N130           OH   27150
OK   SE-2030435       OR   1995-665       PA   93-5-025MF      RI   --              SC   MF9261         SD   6516
TN   RM00-4398        TX   C-48129        UT   004-8656-45     VT   7/24/95-13      VA   1904           WA   C-51638
WV   BC-30436         WI   303935-03      WY   18237           PUERTO RICO               S-16019

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  October 31, 2001

2.    State Identification Number:

AL   --               AK   00 04153       AZ   20205           AR   93-M0261-12     CA   505-6972       CO   IC-93-06-160
CT   SI46900          DE   339            DC   60009385        FL   Exempt          GA   SC-19938       HI   --
ID   49355            IL   0148877        IN   93-0319 IC      IA   I-41482         KS   98S0001357     KY   M31787
LA   67429            ME   1-13981        MD   SM19981147      MA   --              MI   924329         MN   R-36652.1
MS   MF-98-08-129     MO   1993-00496     MT   39119           NE   35,612          NV   --             NH   --
NJ   Exempt           NM   325511         NY   --              NC   3181            ND   V578           OH   27150
OK   SE-2025436       OR   1995-665       PA   93-5-025MF      RI   --              SC   MF11533        SD   15702
TN   RM00-4298        TX   C-56104        UT   004-8656-45     VT   5/07/98-01      VA   1904           WA   C-58999
WV   MF-30438         WI   349089-03      WY   18237           PUERTO RICO               S-19466

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  October 31, 2001

2.    State Identification Number:

AL   --               AK   01 03239       AZ   13078           AR   93-M0261-04     CA   505-6972       CO   IC-93-06-160
CT   SI35335          DE   3151           DC   60009292        FL   Exempt          GA   SC-19938       HI   --
ID   45976            IL   0148877        IN   93-0319 IC      IA   I-34555         KS   96S68          KY   M31787
LA   67429            ME   2-2646         MD   SM19950820      MA   95-0424         MI   270299         MN   R-36642.1
MS   MF-95-07-080     MO   --             MT   33572           NE   29,681          NV   --             NH   --
NJ   Exempt           NM   317042         NY   S 27 32 28      NC   3181            ND   N131           OH   27150
OK   SE-2030434       OR   1995-665       PA   93-5-025MF      RI   --              SC   MF9260         SD   6518
TN   RM00-4298        TX   C-48130        UT   004-8656-45     VT   7/24/95-15      VA   1904           WA   60014083
WV   BC-30437         WI   303933-03      WY   18237           PUERTO RICO               S-16002

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  October 31, 2001

2.    State Identification Number:

AL   --               AK   02 00687       AZ   13076           AR   93-M0261-12     CA   505-6972       CO   IC-93-06-160
CT   SI35350          DE   3149           DC   60009290        FL   Exempt          GA   SC-19938       HI   --
ID   45975            IL   0148877        IN   93-0319 IC      IA   I-34553         KS   96S67          KY   M31787
LA   67429            ME   2-2648         MD   SM19950826      MA   95-0438         MI   928265         MN   R-36652.1
MS   MF-95-07-106     MO   --             MT   33571           NE   046199          NV   --             NH   --
NJ   Exempt           NM   332860         NY   S 27 32 26      NC   3181            ND   N129           OH   27150
OK   SE-2030433       OR   1995-665       PA   93-5-025MF      RI   --              SC   MF9250         SD   6517
TN   RM00-4298        TX   C-48139        UT   004-8656-45     VT   7/24/95-14      VA   1904           WA   C-51629
WV   BC-30438         WI   303932-03      WY   18237           PUERTO RICO               S-16021

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  October 31, 2001

2.    State Identification Number:

AL   --               AK   0200688        AZ   13077           AR   93-M0261-05     CA   505-6972       CO   IC-93-06-160
CT   SI35334          DE   3150           DC   60009291        FL   Exempt          GA   SC-19938       HI   --
ID   45978            IL   0148877        IN   93-0319 IC      IA   I-34554         KS   96S69          KY   M31787
LA   67429            ME   2-2647         MD   SM19950827      MA   95-0423         MI   928267         MN   R-36652.1
MS   MF-95-07-083     MO   --             MT   33573           NE   29,680          NV   --             NH   --
NJ   Exempt           NM   317043         NY   --              NC   3181            ND   N130           OH   27150
OK   SE-2030435       OR   1995-665       PA   93-5-025MF      RI   --              SC   MF9261         SD   6516
TN   RM00-4398        TX   C-48129        UT   004-8656-45     VT   7/24/95-13      VA   1904           WA   C-51638
WV   BC-30436         WI   303935-03      WY   18237           PUERTO RICO               S-16019

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  March 30, 2001

2.    State Identification Number:

AL   --               AK   02 00113       AZ   17445           AR  93-M0261-11      CA   505-6972       CO   IC-93-06-160
CT   SI43568          DE   5160           DC   60009348        FL  Exempt           GA   SC-19938       HI   --
ID   48080            IL   0148877        IN   93-0319 IC      IA  I-38717          KS   97S0001397     KY   M32819
LA   73861            ME   2-375          MD   SM19970839      MA  --               MI   926129         MN   R-36652.1
MS   MF97-06-085      MO   --             MT   37100           NE  043607           NV   --             NH   --
NJ   Exempt           NM   329925         NY   S 27 94 93      NC  3181             ND   T350           OH   25818
OK   SE-2034446       OR   1996-726       PA   93-5-025MF      RI  --               SC   MF10761        SD   10032
TN   RM00-4298        TX   C-53071        UT   005-6075-49     VT  6/06/97-03       VA   1904           WA   C-56136
WV   MF-22542         WI   332753-03      WY   18237           PUERTO RICO               S-18158

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER SMALL CAP PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  March 30, 2001

2.    State Identification Number:

AL   --               AK   01 00950       AZ   15575           AR   93-M0261-10     CA   505-6972       CO   IC-93-06-160
CT   SI40451          DE   4552           DC   60009345        FL   Exempt          GA   SC-19938       HI   --
ID   47175            IL   0148877        IN   93-0319 IC      IA   I-36814         KS   97S0000158     KY   M32819
LA   73861            ME   2-3312         MD   SM19961316      MA   --              MI   928263         MN   R-36652.1
MS   MF-96-08-013     MO   --             MT   35532           NE   046525          NV   --             NH   --
NJ   Exempt           NM   317041         NY   S 27 59 46      NC   3181            ND   R487           OH   25818
OK   SE-2034443       OR   1996-726       PA   93-5-025MF      RI   --              SC   MF10155        SD   8359
TN   RM00-4298        TX   C-51014        UT   005-6075-49     VT   8/06/96-22      VA   1904           WA   C-54138
WV   BC-30440         WI   319301-03      WY   18237           PUERTO RICO               S-17284

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  March 30, 2001

2.    State Identification Number:

AL   --               AK   00 05168       AZ   15576           AR   93-M0261-09     CA   505-6972       CO   IC-93-06-160
CT   SI40450          DE   4553           DC   60009346        FL                   GA   SC-19938       HI   --
ID   47176            IL   0148877        IN   93-0319 IC      IA   I-36813         KS   97S0000160     KY   M32819
LA   73861            ME   2-3313         MD   SM19961315      MA   --              MI   928264         MN   R-36652.1
MS   MF-96-08-012     MO   --             MT   35533           NE   31,683          NV   --             NH   --
NJ                    NM   333655         NY   S 27 59 45      NC   3181            ND   R488           OH   25818
OK   SE-2034444       OR   1996-726       PA   93-5-025MF      RI   --              SC   MF10156        SD   8360
TN   RM00-4298        TX   C-51015        UT   005-6075-49     VT   08/06/96-21     VA   1904           WA   C-54137
WV   BC-30441         WI   319302-03      WY   18237           PUERTO RICO               S-17285

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  March 30, 2001

2.    State Identification Number:

AL                    AK   99-00406       AZ   S-0050673-QUAL  AR   93-M0261-08     CA                  CO
CT   SI39921          DE   4486           DC                   FL                   GA                  HI
ID   47037            IL                  IN                   IA   I-36541         KS   96S0001583     KY
LA                    ME   0-1767         MD   SM961032        MA   96-5090-M       MI   231206         MN
MS   MF-96-06-188     MO   1993-00496     MT   35245           NE   046173          NV                  NH
NJ                    NM   997356         NY   S 27 55 74      NC                   ND   R115           OH
OK   SE-2003908       OR                  PA                   RI                   SC   MF10061        SD   8092
TN   RM98-4806        TX   C-50677        UT                   VT   6/26/96-04      VA                  WA   C-53855
WV   BC-30439         WI   317865-03      WY                   PUERTO RICO               S-17091

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER INTERNATIONAL PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  April 30, 2001

2.    State Identification Number:

AL   --               AK   02 00113       AZ   17445           AR   93-M0261-11     CA   505-6972       CO   IC-93-06-160
CT   SI43568          DE   5160           DC   60009348        FL   Exempt          GA   SC-19938       HI   --
ID   48080            IL   0148877        IN   93-0319 IC      IA   I-38717         KS   97S0001397     KY   M32819
LA   73861            ME   2-375          MD   SM19970839      MA   --              MI   926129         MN   R-36652.1
MS   MF97-06-085      MO   --             MT   37100           NE   043607          NV   --             NH   --
NJ   Exempt           NM   329925         NY   S 27 94 93      NC   3181            ND   T350           OH   25818
OK   SE-2034446       OR   1996-726       PA   93-5-025MF      RI   --              SC   MF10761        SD   10032
TN   RM00-4298        TX   C-53071        UT   005-6075-49     VT   6/06/97-03      VA   1904           WA   C-56136
WV   MF-22542         WI   332753-03      WY   18237           PUERTO RICO               S-18158

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER SMALL CAP PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  April 30, 2001

2.    State Identification Number:

AL   --               AK   01 00950       AZ   15575           AR   93-M0261-10     CA   505-6972       CO   IC-93-06-160
CT   SI40451          DE   4552           DC   60009345        FL   Exempt          GA   SC-19938       HI   --
ID   47175            IL   0148877        IN   93-0319 IC      IA   I-36814         KS   97S0000158     KY   M32819
LA   73861            ME   2-3312         MD   SM19961316      MA   --              MI   928263         MN   R-36652.1
MS   MF-96-08-013     MO   --             MT   35532           NE   046525          NV   --             NH   --
NJ   Exempt           NM   317041         NY   S 27 59 46      NC   3181            ND   R487           OH   25818
OK   SE-2034443       OR   1996-726       PA   93-5-025MF      RI   --              SC   MF10155        SD   8359
TN   RM00-4298        TX   C-51014        UT   005-6075-49     VT   8/06/96-22      VA   1904           WA   C-54138
WV   BC-30440         WI   319301-03      WY   18237           PUERTO RICO               S-17284

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  April 30, 2001

2.    State Identification Number:

AL   --               AK   00 05168       AZ   15576           AR   93-M0261-09     CA   505-6972       CO   IC-93-06-160
CT   SI40450          DE   4553           DC   60009346        FL                   GA   SC-19938       HI   --
ID   47176            IL   0148877        IN   93-0319 IC      IA   I-36813         KS   97S0000160     KY   M32819
LA   73861            ME   2-3313         MD   SM19961315      MA   --              MI   928264         MN   R-36652.1
MS   MF-96-08-012     MO   --             MT   35533           NE   31,683          NV   --             NH   --
NJ                    NM   333655         NY   S 27 59 45      NC   3181            ND   R488           OH   25818
OK   SE-2034444       OR   1996-726       PA   93-5-025MF      RI   --              SC   MF10156        SD   8360
TN   RM00-4298        TX   C-51015        UT   005-6075-49     VT   08/06/96-21     VA   1904           WA   C-54137
WV   BC-30441         WI   319302-03      WY   18237           PUERTO RICO               S-17285

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:            Date examination completed:

                 811-7704                                  April 30, 2001

2.    State Identification Number:

AL   --               AK   00 03840       AZ   15214           AR   93-M0261-08     CA   505-6972       CO   IC-93-06-160
CT   SI39921          DE   4486           DC   60009347        FL   Exempt          GA   SC-19938       HI   --
ID   47037            IL   0148877        IN   93-0319 IC      IA   I-36541         KS   96S0001583     KY   M32819
LA   73861            ME   0-1913         MD   SM19961032      MA   96-5090-M       MI   926877         MN   R-36652.1
MS   MF-96-06-188     MO   1993-00496     MT   35245           NE   313314          NV   --             NH   --
NJ   Exempt           NM   327605         NY   S 27 55 74      NC   3181            ND   R115           OH   25818
OK   SE-2034445       OR   1996-726       PA   93-5-025MF      RI   --              SC   MF10061        SD   8092
TN   RM00-4298        TX   C-50677        UT   005-6075-49     VT   6/26/96-04      VA   1904           WA   C-53855
WV   BC-30438         WI   317865-03      WY   18237           PUERTO RICO               S-17091

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER INTERNATIONAL PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  October 31, 2001

2.    State Identification Number:

AL   --               AK   02 00113       AZ   17445           AR   93-M0261-11     CA   505-6972       CO   IC-93-06-160
CT   SI43568          DE   5160           DC   60009348        FL   Exempt          GA   SC-19938       HI   --
ID   48080            IL   0148877        IN   93-0319 IC      IA   I-38717         KS   97S0001397     KY   M32819
LA   73861            ME   2-375          MD   SM19970839      MA   --              MI   926129         MN   R-36652.1
MS   MF97-06-085      MO   --             MT   37100           NE   043607          NV   --             NH   --
NJ   Exempt           NM   329925         NY   S 27 94 93      NC   3181            ND   T350           OH   25818
OK   SE-2034446       OR   1996-726       PA   93-5-025MF      RI   --              SC   MF10761        SD   10032
TN   RM00-4298        TX   C-53071        UT   005-6075-49     VT   6/06/97-03      VA   1904           WA   C-56136
WV   MF-22542         WI   332753-03      WY   18237           PUERTO RICO               S-18158

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER SMALL CAP PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  October 31, 2001

2.    State Identification Number:

AL   --               AK   01 00950       AZ   15575           AR   93-M0261-10     CA   505-6972       CO   IC-93-06-160
CT   SI40451          DE   4552           DC   60009345        FL   Exempt          GA   SC-19938       HI   --
ID   47175            IL   0148877        IN   93-0319 IC      IA   I-36814         KS   97S0000158     KY   M32819
LA   73861            ME   2-3312         MD   SM19961316      MA   --              MI   928263         MN   R-36652.1
MS   MF-96-08-013     MO   --             MT   35532           NE   046525          NV   --             NH   --
NJ   Exempt           NM   317041         NY   S 27 59 46      NC   3181            ND   R487           OH   25818
OK   SE-2034443       OR   1996-726       PA   93-5-025MF      RI   --              SC   MF10155        SD   8359
TN   RM00-4298        TX   C-51014        UT   005-6075-49     VT   8/06/96-22      VA   1904           WA   C-54138
WV   BC-30440         WI   319301-03      WY   18237           PUERTO RICO               S-17284

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  October 31, 2001

2.    State Identification Number:

AL   --               AK   00 05168       AZ   15576           AR   93-M0261-09     CA   505-6972       CO   IC-93-06-160
CT   SI40450          DE   4553           DC   60009346        FL                   GA   SC-19938       HI   --
ID   47176            IL   0148877        IN   93-0319 IC      IA   I-36813         KS   97S0000160     KY   M32819
LA   73861            ME   2-3313         MD   SM19961315      MA   --              MI   928264         MN   R-36652.1
MS   MF-96-08-012     MO   --             MT   35533           NE   31,683          NV   --             NH   --
NJ                    NM   333655         NY   S 27 59 45      NC   3181            ND   R488           OH   25818
OK   SE-2034444       OR   1996-726       PA   93-5-025MF      RI   --              SC   MF10156        SD   8360
TN   RM00-4298        TX   C-51015        UT   005-6075-49     VT   08/06/96-21     VA   1904           WA   C-54137
WV   BC-30441         WI   319302-03      WY   18237           PUERTO RICO               S-17285

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:          Date examination completed:

                 811-7704                                  October 31, 2001

2.    State Identification Number:

AL   --               AK   00 03840       AZ   15214           AR   93-M0261-08     CA   505-6972       CO   IC-93-06-160
CT   SI39921          DE   4486           DC   60009347        FL   Exempt          GA   SC-19938       HI   --
ID   47037            IL   0148877        IN   93-0319 IC      IA   I-36541         KS   96S0001583     KY   M32819
LA   73861            ME   0-1913         MD   SM19961032      MA   96-5090-M       MI   926877         MN   R-36652.1
MS   MF-96-06-188     MO   1993-00496     MT   35245           NE   313314          NV   --             NH   --
NJ   Exempt           NM   327605         NY   S 27 55 74      NC   3181            ND   R115           OH   25818
OK   SE-2034445       OR   1996-726       PA   93-5-025MF      RI   --              SC   MF10061        SD   8092
TN   RM00-4298        TX   C-50677        UT   005-6075-49     VT   6/26/96-04      VA   1904           WA   C-53855
WV   BC-30438         WI   317865-03      WY   18237           PUERTO RICO               S-17091

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER INTERNATIONAL PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104